Exhibit 99.1

June 30, 2020

Stein Mart, Inc. Reports First Quarter 2020 Results and Provides Update on COVID-19 Response
•First quarter net loss of $(65.7) million or $(1.38) per share compared to net income of $4.0 million or $0.08 per share in 2019
•Actions taken in response to COVID-19 to preserve liquidity
•All stores re-opened by June 15 with reduced hours
JACKSONVILLE, Fla. – Stein Mart, Inc. (NASDAQ: SMRT) today announced financial results for the first quarter ended May 2, 2020 and provided an update on its response to the COVID-19 pandemic. Results include $10.3 million of non-cash long-lived asset impairment charges which are preliminary and subject to adjustment.
Covid-19 Update
The Company’s first quarter results were impacted by the temporary closure of all stores on March 19 due to the COVID-19 pandemic. Beginning April 23, the Company began the staggered reopening of stores. All stores were re-opened as of June 15 and are operating with reduced hours. COVID-19 is continuing to have a negative effect on the Company’s business as a result of lower in-store traffic.
"As our stores re-opened, we have seen traffic steadily increase and omnichannel sales remain strong. However, while sales are exceeding our expectations, they continue to be down to last year and we expect it will take some time for them to fully recover. COVID-19 has put a strain on our credit facilities, as we are borrowing seasonally higher amounts to cover cash shortfalls from lower sales," said Hunt Hawkins, Chief Executive Officer.
“Although we are facing a period of uncertainty regarding the continued impacts of COVID-19, we have charted a path forward to proactively address these near-term challenges and preserve our business. While these challenges are significant, they are not insurmountable but will require much from our teams, as well as the continued support of our external partners,” continued Hawkins.
As a result of factors noted above, the Company’s revenues, results of operations and cash flows have been materially adversely impacted which raises substantial doubt about its ability to continue as a going concern over the next twelve months. In response, the Company is taking aggressive and prudent actions to preserve ongoing operations and liquidity. (See Liquidity below.)
First Quarter 2020 Results
Net loss for the first quarter of 2020 was $(65.7) million or $(1.38) per diluted share compared to net income of $4.0 million or $0.08 per diluted share for the first quarter of 2019. First quarter 2020 results include non-cash pre-tax asset impairment charges of $10.3 million or $0.22 per diluted share.
Net sales for the first quarter of 2020 were $134.3 million compared to $314.2 million for the first quarter of 2019. Net sales were impacted by the temporary store closures related to the COVID-19 pandemic. Omni sales for the first quarter increased 17 percent over last year. In April, omni sales were 47 percent higher than last year driven by fulfillment from closed stores where allowed.
Gross profit for the first quarter of 2020 was a loss of $(10.0) million or (7.5) percent of sales compared to $87.5 million or 27.8 percent of sales in the comparable period last year. The lower gross profit reflects deleverage of occupancy costs as a percentage of sales and higher markdowns.

Selling, general and administrative (“SG&A”) expenses decreased $17.8 million to $68.3 million for the first quarter 2020, reflecting a reduction in operating expenses associated with actions taken in response to the COVID-19 pandemic (see Liquidity below). Decreases in SG&A expenses for the first quarter of 2020 were partially offset by non-cash long-lived asset impairment charges of $10.3 million to reduce the carrying amount of store assets and right-of-use assets to their respective fair values.
The income tax benefit for the first quarter of 2020 reflects benefits associated with the enactment of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act.
Inventories
Inventories were $266.1 million at the end of the first quarter of 2020 compared to $274.3 million at the end of the first quarter of 2019. Inventories at the end of the first quarter of 2020 included amounts to support our new Kids department. Excluding the impact of Kids, average inventories per store were down 7 percent to last year as a result of planned inventory reductions and actions taken to reduce inventory receipts during the period of temporary stores closures.
Liquidity
Debt increased $44.0 million to $197.8 million at the end of the first quarter of 2020 compared to the end of the first quarter of 2019, impacted by lower cash flows caused by the temporary closure of stores. At the end of the first quarter of 2020, debt includes $9.9 million collateralized by life insurance policies. The Company did not borrow on the life insurance policies at the end of the first quarter of 2019.
Unused availability under the credit facility was $22.4 million at the end of the first quarter of 2020 compared to $102.0 million at the end of the first quarter of 2019. In addition, the Company had $1.2 million available to borrow on life insurance policies at the end of the first quarter of 2020 and $15.2 million at the end of the first quarter of 2019. Including these amounts, the decrease in total availability was due to higher borrowings, as well as a reduction of availability due to failure to satisfy a covenant related to the fixed charge coverage ratio under the credit facility and a lower inventory advance rate on the term loan for the first quarter of 2020.
The Company has taken actions to manage its cash outflows and preserve its liquidity, including reducing payroll expense by furloughing associates, temporarily decreasing salaries of all other non-furloughed associates while stores were closed and workforce reductions; base salary reductions for senior leadership; suspending compensation to its Board of Directors; actively negotiating modified terms, cost reductions and payment deferrals with vendors and landlords; and renegotiating its credit agreements (see below).
Additionally, the Company has secured various relief under the CARES Act, including a $10.0 million Paycheck Protection Program (“PPP”) Loan under the Small Business Administration’s alternate size standard, as disclosed in a Form 8-K filed on June 23, 2020. The Company will continue to evaluate the provisions of the CARES Act for ways to improve its liquidity. The Company is also actively exploring additional sources of financing and other strategic alternatives, including a sale of the company.
On June 11, 2020, the Company entered into amended and restated credit agreements on its credit facility and term loan (the "Amended Credit Agreements"). The Amended Credit Agreements do not change overall commitment amounts, but provide for, among other things, the modification of certain provisions and reporting requirements, including slightly higher availability. The Amended Credit Agreements also provide waivers related to the "going concern" qualification in the Company's annual audited financial statements for the fiscal year ended February 1, 2020, which was an event of default under its credit agreements.
Further information regarding the Amended Credit Agreements can be found in the Company's Annual Report on Form 10-K filed with the SEC on June 15, 2020.
Merger Agreement Termination
On January 31, 2020, the Company announced that it had entered into an Agreement and Plan of Merger (the “Merger Agreement”) with an affiliate of Kingswood Capital Management, L.P. (“Kingswood”) to acquire all of the outstanding stock of Stein Mart not already beneficially owned by affiliates of Jay Stein, Stein Mart’s former CEO and current member of its Board of Directors, and related investors. On April 16, 2020, as a result of uncertainty caused by the COVID-19 pandemic, the parties mutually agreed to terminate the Merger Agreement.

Fiscal 2020 Outlook
Given the high level of uncertainty surrounding the COVID-19 pandemic and its ongoing impact on the retail and economic environments, the Company is not providing a financial outlook at this time.
Store Activity
We had 281 stores at the end of the first quarter of 2020 compared to 283 at the end of the first quarter of 2019, reflecting two stores that were closed during 2020.
Filing of Form 10-Q
Reported results are preliminary, including our analysis of impairment of long-lived assets, and not final until the filing of our Form 10-Q for the first quarter ended May 2, 2020 with the Securities and Exchange Commission (“SEC”), and therefore remain subject to adjustment.
Conference Call
A conference call to discuss the Company’s first quarter results will be held at 4:30 p.m. ET on June 30, 2020. The call may be heard on the Company’s investor relations website at http://ir.steinmart.com. A replay of the conference call will be available on the website through July 31, 2020.
About Stein Mart
Stein Mart, Inc. is a national specialty omni off-price retailer offering designer and name-brand fashion apparel, home décor, accessories and shoes at everyday discount prices. Stein Mart provides real value that customers love every day. The company operates 281 stores across 30 states. For more information, please visit www.SteinMart.com.
Forward-Looking Statements
Certain statements in this release constitute “forward-looking statements” under the federal securities laws. These forward-looking statements are intended to be covered by the safe harbors created by the Private Securities Litigation Reform Act of 1995. When we use words such as “anticipate,” “intend,” “plan,” “may,” “could,” “believe,” “estimate,” “expect,” “predict,” or similar expressions, we do so to identify forward-looking statements. Forward-looking statements are based on current expectations that involve assumptions that are difficult or impossible to predict accurately and many of which are beyond our control. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to our ability to continue as a going concern, risks and uncertainties relating to the duration and severity of COVID-19 pandemic, actions that may be taken by governmental authorities to contain the COVID-19 pandemic or treat its impact, the negative impacts of the COVID-19 pandemic on the global economy and foreign sourcing, the impact of the COVID-19 pandemic on the Company’s financial condition, liquidity and business operations, including the Company’s ability to negotiate extended payment terms with supplier and landlords, obtain suitable merchandise in a timely manner, and secure additional financing or negotiate a strategic transaction. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K and the Company’s quarterly reports on Form 10-Q. The statements in this report speak only as of the date of hereof and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.
For more information:
Linda L. Tasseff
Director of External Communications
and Investor Relations
ltasseff@steinmart.com
(904) 858-2639

Stein Mart, Inc.
Consolidated Statements of Operations
(Unaudited)
(In thousands, except for per share amounts)

	13 Weeks Ended May 2, 2020	13 Weeks Ended May 4, 2019
Net sales	$134,273	$314,157
Other revenue	3,909	5,225
Total revenue	138,182	319,382
Cost of merchandise sold	144,308	226,698
Selling, general and administrative expenses	68,325	86,136
Operating (loss) income	(74,451)	6,548
Interest expense, net	2,077	2,526
(Loss) income before income taxes	(76,528)	4,022
Income tax (benefit) expense	(10,811)	53
Net (loss) income	$(65,717)	$3,969
Net (loss) earnings per common share:
Basic	$(1.38)	$0.08
Diluted	$(1.38)	$0.08
Weighted-average shares outstanding:
Basic	47,456	47,111
Diluted	47,456	47,556

Stein Mart, Inc.
Consolidated Balance Sheets
(Unaudited)
(In thousands, except for share and per share data)

	May 2, 2020	February 1, 2020	May 4, 2019
ASSETS
Current assets:
Cash and cash equivalents	$2,213	$9,499	$21,933
Inventories	266,088	248,588	274,281
Prepaid expenses and other current assets	27,721	23,032	31,838
Total current assets	296,022	281,119	328,052
Property and equipment, net	86,707	101,893	114,252
Operating lease assets	351,431	356,347	374,039
Other assets	23,995	26,155	24,255
Total assets	$758,155	$765,514	$840,598
LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$103,970	$87,312	$114,495
Current portion of long-term debt	197,844	—	—
Current portion of operating lease liabilities	86,624	82,126	80,167
Accrued expenses and other current liabilities	66,428	80,231	84,118
Total current liabilities	454,866	249,669	278,780
Long-term debt	—	141,438	152,999
Non-current operating lease liabilities	306,576	310,290	332,079
Other liabilities	30,422	32,179	31,335
Total liabilities	791,864	733,576	795,193
COMMITMENTS AND CONTINGENCIES
Shareholders’ (deficit) equity:
Preferred stock - $0.01 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—	—
Common stock - $0.01 par value; 100,000,000 shares authorized; 48,497,994, 48,354,642 and 48,065,250 shares issued and outstanding, respectively	485	484	481
Additional paid-in capital	61,832	61,744	60,797
Retained deficit	(96,254)	(30,534)	(16,110)
Accumulated other comprehensive income	228	244	237
Total shareholders’ (deficit) equity	(33,709)	31,938	45,405
Total liabilities and shareholders’ (deficit) equity	$758,155	$765,514	$840,598

Stein Mart, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	13 Weeks Ended May 2, 2020	13 Weeks Ended May 4, 2019
Cash flows from operating activities:
Net (loss) income	$(65,717)	$3,969
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	6,884	7,338
Share-based compensation	155	730
Store closing benefits	(40)	(8)
Impairment of property and other assets	10,300	—
Loss on disposal of property and equipment	1	1
Changes in assets and liabilities:
Inventories	(17,500)	(18,397)
Prepaid expenses and other current assets	(4,689)	(4,311)
Other assets	2,822	(847)
Accounts payable	17,079	24,951
Accrued expenses and other current liabilities	(13,412)	6,244
Operating lease assets and liabilities, net	4,896	(2,091)
Other liabilities	(1,445)	(2,396)
Net cash (used in) provided by operating activities	(60,666)	15,183
Cash flows from investing activities:
Net acquisition of property and equipment	(1,836)	(1,679)
Net cash used in investing activities	(1,836)	(1,679)
Cash flows from financing activities:
Proceeds from borrowings	109,432	102,025
Repayments of debt	(53,688)	(102,325)
Cash dividends paid	(3)	(49)
Capital lease payments	(459)	(168)
Proceeds from exercise of stock options and other	16	—
Repurchase of common stock	(82)	(103)
Net cash provided by (used in) financing activities	55,216	(620)
Net (decrease) increase in cash and cash equivalents	(7,286)	12,884
Cash and cash equivalents at beginning of year	9,499	9,049
Cash and cash equivalents at end of period	$2,213	$21,933

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP financial measures provide users of the Company’s financial information with additional useful information in evaluating operating performance.
Adjusted EBITDA
EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under GAAP. However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by analysts, investors and others to evaluate the performance of companies. EBITDA is not calculated in the same manner by all companies. EBITDA should be used as a supplement to results of operations and cash flows as reported under GAAP and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.
The following table shows the Company’s reconciliation of net (loss) income to EBITDA and Adjusted EBITDA, which are considered Non-GAAP financial measures (in thousands). Adjusted EBITDA excludes certain non-cash items (impairment charges) and amounts incurred with significant transactions or events that we believe are not indicative of our core operating performance.

	13 Weeks Ended
	May 2, 2020	May 4, 2019
Net (loss) income	$(65,717)	$3,969
Add back amounts for computation of EBITDA:
Interest expense, net	2,077	2,526
Income tax (benefit) expense	(10,811)	53
Depreciation and amortization	6,884	7,338
EBITDA	(67,567)	13,886
Adjustments:
Non-cash impairment charges	10,300	—
Merger-related expenses (1)	823	—
Total adjustments	11,123	—
Adjusted EBITDA	$(56,444)	$13,886
______________
(1)Advisory, legal and Board of Director Special Committee fees related to a merger that was mutually terminated in April 2020.